Exhibit 99.2

NEWS RELEASE
Visteon completes sale of its Swansea, UK, operation; provides restructuring and improvement plan update
VAN BUREN TOWNSHIP, Mich., July 7, 2008 — Visteon Corporation (NYSE:VC) has completed the sale of its Swansea, United Kingdom, operation to Linamar Corporation, a Canadian-based auto parts manufacturer. The Swansea sale represents a significant milestone in Visteon’s effort to address non-core facilities and improve its financial performance in connection with its three-year improvement plan.
“We are making solid progress in addressing the financial performance of our UK operations and this is an important step in that process,” said Donald J. Stebbins, Visteon president and chief executive officer. “This sale is the result of significant efforts to find a viable alternative for the chassis operations at the Swansea plant, which are not aligned with Visteon’s core product groups.”
The Swansea operation, Visteon’s largest operation in the UK, generated negative gross margin of approximately $40 million on sales of approximately $80 million during 2007. The company transferred certain Swansea-related assets to a newly created and wholly-owned entity whose shares were acquired by Linamar for nominal cash consideration. Visteon expects to record losses approximating $50 million in connection with this transaction, of which approximately $15 million is expected to be reimbursed from the restructuring escrow account.
In addition to the sale of Swansea, in the second quarter of 2008 Visteon also completed the planned closure of two non-core fuel tank facilities in Germany and ceased production at its operation in Bedford, Indiana, USA. These actions bring the number of completed actions to 23 of 30 previously identified restructuring actions under Visteon’s improvement plan. Furthermore, Visteon has previously announced its intention to close its fuel tank facility in Missouri early in the third quarter of 2008, after which only six restructuring actions will remain.
Visteon continues to take additional actions to improve its cost structure. In June, the company announced its intention to close its interiors facility in Durant, Mississippi, USA and consolidate production into other existing facilities. The company has also taken steps to address its capital structure and reduce its near term debt maturities. In June, Visteon repurchased $344 million in aggregate principal amount of its senior notes due in 2010 and issued $206 million in aggregated principal amount of new senior notes due in 2016.
“Our significant restructuring efforts have resulted in fundamental improvements in our global operations as we continue to focus on our core products,” Stebbins said. “We have been focused on implementing our restructuring actions on schedule and accelerating our plan wherever possible. Although the automotive industry is facing very difficult times in North America, this region represents less than 30 percent of Visteon’s total sales. Production decreases by North American automakers are being largely offset by growth in other regions of the world, particularly in Asia. Our diversification by customer and geography, coupled with our improvement actions, has allowed Visteon to continue to improve its financial performance during the first half of 2008, despite the difficult North American market. This improved financial performance will be discussed during Visteon’s conference call announcing our second quarter results.”
Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has facilities in 26 countries and employs approximately 40,000 people.
Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including general economic conditions, changes in interest rates and fuel prices; the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s vehicle production volumes; work stoppages at our customers; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our existing credit agreements and indentures; the financial distress of our suppliers, or other significant suppliers to our customers, and possible disruptions in the supply of commodities to us or our customers due to financial distress or work stoppages; our ability to timely implement, and realize the anticipated benefits of restructuring and other cost-reduction initiatives, including our multi-year improvement plan, and our successful execution of internal performance plans and other productivity efforts; the timing and expenses related to restructurings, employee reductions, acquisitions or dispositions; increases in raw material and energy costs and our ability to offset or recover these costs; the effects of reorganization and/or restructuring plans announced by our customers; the effect of pension and other post-employment benefit obligations; increases in our warranty, product liability and recall costs; the outcome of legal or regulatory proceedings to which we are or may become a party; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2007). We assume no obligation to update these forward-looking statements.
###

Contacts:

Media:		Investors:
Julie Fream	Jonna Christensen	Derek Fiebig
734-710-7250	44-1268-701094	734-710-5800
jfream@visteon.com	jchris18@visteon.com	dfiebig@visteon.com